Exhibit 10.1

wellfleet partners, Inc.	One Penn Plaza • 24th Floor • New York, NY 10119 Tel: 212-714-0400 • Fax 212-714-1835

THIS AGREEMENT ("Agreement") is made as of the 8th day of January, 2018 between Wellfleet Partners, Inc., a New York corporation having its principal place of business at 1 Penn Plaza, 24th floor, New York City, NY 10119 (hereinafter referred to as "Wellfleet" or "WP"), and LifeApps Brands Inc., a company (hereinafter referred to as "LFAP") located at Polo Plaza, Suite 116E, Del Mar,CA 92014 (Wellfleet and LFAP) are each sometimes referred to herein as a "party" and together, the "parties").

WITNESSETH

WHEREAS, Wellfleet is engaged in the business of providing financial, management consulting and advisory and due diligence related services to small and medium sized, private and publicly traded, national and internationally based companies; and

WHEREAS, LFAP is desirous of entering into an agreement retaining Wellfleet; and; WHEREAS, Wellfleet desires to accept such retention upon the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is agreed as follows:

1)	LFAP has previously retained Wellfleet, on a non-exclusive basis, to use its best efforts to conduct due diligence and to render those consulting and advisory services in which Wellfleet and/or its representatives have experience pertaining to the business of LFAP. Services rendered which were based upon prior verbal and written representations, and due diligence related materials supplied to Wellfleet by management and other third party professionals, included, but not limited to, securing a new business and direction for the Company, its management and shareholders. On December 21st, the Company announced that it has appointed Robert Blair, the new CEO and that LFAP would enter the LGBT Digital Media market place (see attachment).
2)	Wellfleet has previously performed the following services:
a)	General Due Diligence

Directly, and/or through affiliates to compile and review financial statements and/or general business documents and conduct analysis of LFAP, its market and competitors, the indigenous industry overall, and research the space (both private and publicly traded, similar companies), and completion of an internal preliminary due diligence file on LFAP.

b)	Merger and/or Acquisition

Based on the aforementioned Due Diligence and market information readily available to Wellfleet, advised and provided various mergers, and/or acquisition candidates and made introductions as deemed appropriate.

c)	As part of its ongoing efforts, Wellfleet shall assist the Company in finalizing its executive summary and PowerPoint Presentation and subsequently design a capitalization strategy that includes, but is not limited to, potential fundraising strategies such as equity, preferred, Convertible Notes or Preferred or straight debt.
3)	LFAP has previously paid Wellfleet the one-time, non-refundable sum of $7,500 as a general due diligence fee for the term of the Engagement Period (the "Engagement Fee"). In addition, as per the aforementioned introduction and in anticipation of future efforts (see #2c), the Company has agreed to immediately issue a designee (s) of Wellfleet the sum of 2.5MM shares of stock.

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LFAP shall either reimburse or directly pay for such reasonable out-of-pocket expenses as Wellfleet and/or it's representatives shall be reimbursed for expenses it may incur in connection with providing the services contemplated hereby immediately upon presentation or by request (re: flights, hotels, if applicable) to LFAP.
4)	During the term of this Engagement Period, Wellfleet shall be permitted to engage in similar services and activities. Nothing herein shall be deemed an exclusive relationship nor firm commitment of the parties with other third parties. Wellfleet is not a broker-dealer nor does it engage directly in the capital raising business. Any and all financings, if any, shall be rendered pursuant to a finalized and fully negotiated term sheet and subsequent definitive documents prepared and reviewed by Wellfleet's Counsel(s). Subsequent to the end of the Engagement Period and/or written extension, this Agreement terminates without any additional obligations amongst the parties. Wellfleet has the right, in its sole and absolute discretion, and at any time, to postpone or terminate this Agreement and/or any related future activities without liability of Wellfleet or any of its employees or prospective investors (whether funds are in escrow, or subscription is signed or otherwise) and/or SPV, if, prior to the closing there is a material deterioration in the condition of the economy, the Company's financial condition or market value, or if information concerning the Company's business, senior management, its affiliates, principal shareholders, professional intermediaries and/or promoters calls into question confidence in management's abilities, the Company's viability or the investment's success, which renders it unsuitable or undesirable for an investment or continuing affiliation.
5)	Wellfleet acknowledges that in connection with this engagement, LFAP may be provided with, or have access to client lists, funds, potential investors or banks, M & A resources, third party vendors, potential Board Members. Advisors, PR/IR firms or other contacts or information and data of Wellfleet (the "WP Confidential Information"). LFAP acknowledges that in connection with this engagement Wellfleet may be provided with confidential or proprietary information regarding but not limited to its technology, business, customers or vendors (the "LFAP Confidential Information"). Mutually, as part of this Agreement and the provisions of the Consulting Services, each party shall receive confidential and proprietary information from the other and each agrees not to utilize, exploit, disclose or sell any confidential information of the other party hereto.
6)	Any controversy between the parties hereto involving the construction or application of any teens, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach hereof or thereof, prior to the end of the Engagement Period will be submitted to and settled by arbitration in New York, New York, in accordance with the rules of the American Arbitration Association that in effect, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of any arbitration under this Agreement, both parties agree to be responsible for and pay their own arbitration (i,e. filing) and legal fees, said failure to do so is to be considered an immediate default. In addition, upon judgment, Wellfleet shall be entitled to recover all reasonable legal fees and miscellaneous costs incurred in the enforcement or collection of any judgment or award rendered therein.
7)	Independent Contractors. Nothing herein contained shall be construed to constitute the parties hereto as partners or as a joint venture, or either as agent of the other, or as employer or employee or independent contractor. Wellfleet and LFAP understand and acknowledge that this Agreement shall not create nor imply any agency or financing relationship between them.
8)	This Agreement contains the full agreement of the parties hereto concerning the subject matter hereof and shall not be modified, altered, changed, terminated or assignable except pursuant to a writing signed by all of the parties and shall be binding upon and inure to the benefit of the respective heirs executors administrators, successors and assigns of the parties hereto.

9)	The validity of this Agreement shall be determined in accordance with the internal laws of the State of New York; and
10)	Any and all notices requests, demands or other communications hereunder shall be in writing, and deemed given and received, if delivered personally or senTby certified or registered mail, postage prepaid, return receipt requested, to each of the parties hereto at the addresses hereinabove first written or such other address as may from to time be designated by any of them in writing.

WHEREOF, LFAP and Wellfleet have executed and delivered this Agreement as of the day and year first above written.

Mark I. Lev, Esq.

Managing	Director
Wellfleet	Partners, Inc.

Dated: January 8, 2018

THE UNDERSIGNED HAVE READ AND

HEREBY CONSENT AND AGREE TO THE TERMS OF THE FOREGOING AGREEMENT

By:

Robert Gayman, Chairman

LifeApps Brands Inc.

Cc: Robert Blair, CEO